UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2014 (February 17, 2014)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 17, 2014, Alcoa Inc. (“Alcoa”) announced the permanent shutdown of the Point Henry smelter and two rolling mills located in Australia (collectively, the “facilities”). The smelter has a capacity of 190,000 metric-tons-per-year and the two rolling mills have can sheet capacity of 200,000 metric-tons-per-year combined. The smelter will be fully shut down in August 2014 while the two rolling mills will be closed by the end of 2014.

The decision related to the smelter is part of the 15-month review of 460,000 metric tons of smelting capacity initiated by management for possible curtailment (announced on May 1, 2013). Management’s review of the smelter’s outlook found there to be no prospect of the smelter becoming financially viable. The decision on the two rolling mills is due to the significant impact of excess can sheet capacity in both Australia and Asia. Demolition and remediation activities will begin in the second half of 2014 related to the smelter and in 2015 for the two rolling mills. All such activities are expected to be completed by the end of 2018 for all facilities.

As a result of this decision, management expects to record restructuring-related charges between $490 million and $530 million ($250 million and $270 million after-tax and noncontrolling interest, or $0.22 and $0.25 per diluted share) in 2014, of which approximately 60 percent will be recorded in the first quarter. These charges include $215 million to $225 million for the accelerated depreciation of the remaining carrying value of the facilities and related fixed assets; $130 million to $140 million for employee-related separation costs; $70 million to $75 million for the write down of inventory to net realizable value and asset impairments for previously capitalized project costs; $60 million to $70 million for asset retirement obligations and environmental remediation resulting from the decision to permanently shut down and demolish these facilities; and $15 million to $20 million for other related costs.

Of these charges, approximately $185 million will result in future cash outlays, including $120 million in 2014. Additionally, another approximately $40 million is expected to be paid in 2014 related to previously accrued employee costs and existing asset retirement obligations.

Amounts related to these actions are still being finalized. Additional details will be provided in Alcoa’s Form 10-Q for the quarterly period ended March 31, 2014. Also, it is possible that charges in addition to those described above may be recognized in future periods.

A copy of Alcoa’s press release announcing these actions is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

99	Alcoa Inc. press release dated February 17, 2014.

Forward-Looking Statements

This report contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” “will likely result,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry growth or other trend projections, anticipated financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause Alcoa’s actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) the inability to complete the shutdown, demolition and remediation activities relating to the Point Henry smelter and two rolling mills located in Australia as planned or within the time periods anticipated, whether due to changes in regulations, technology or other factors; (b) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (c) the other risk factors discussed in Part I, Item 1A of Alcoa’s Form 10-K for the year ended December 31, 2013, as well as other reports filed with the Securities and Exchange Commission. Alcoa disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Robert S. Collins
Robert S. Collins
Vice President and Controller

Dated: February 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

99	Alcoa Inc. press release dated February 17, 2014.

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